Exhibit 24.1

POWER OF ATTORNEY

I, David Schiff, an independent director of FS Credit Real Estate Income Trust, Inc., hereby constitute and appoint Michael C. Forman and Edward T. Gallivan, Jr., and each of them with full power to act without the other and with full power of substitution and resubstitution, my true and lawful attorneys-in-fact with full power to execute in my name and on my behalf in their capacities as Chief Executive Officer, President and Chairman and Chief Financial Officer, respectively, the Registration Statement on Form S-11 (No. 333-264628) and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

/s/ David Schiff
David Schiff
Independent Director